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                                                                    EXHIBIT 99.1

                        FEDERATED DEPARTMENT STORES, INC.

                                              Contacts:
                                                 Media - Carol Sanger
                                                   513/579-7764
                                                 Investor - Susan Robinson
                                                   513/579-7780

FOR IMMEDIATE RELEASE

          FEDERATED ANNOUNCES STRATEGIC CREDIT ALLIANCE WITH CITIGROUP; TRANSACTIONS ENCOMPASS RECEIVABLES SALE AND ONGOING PARTNERSHIP

      CINCINNATI--(BUSINESS WIRE)--June 2, 2005--Federated Department Stores, Inc. (NYSE:FD) today announced that it has entered into a strategic alliance with Citigroup (NYSE:C) to operate Federated's proprietary and co-branded Visa credit card businesses.

      Under the terms of this agreement, it is anticipated that Citigroup will purchase all receivables of Federated and The May Department Store Company (NYSE:MAY) (after its acquisition by Federated) in three separate transactions for an upfront premium of approximately 11.5 percent. In total, these transactions are expected to produce after-tax proceeds of approximately $4.5 billion.

      Additionally, Federated and Citigroup have entered into a multi-year agreement that provides for Federated to receive future ongoing payments. These payments will be based on credit (proprietary and Visa) sales and certain other performance metrics of the credit portfolio after the receivables sale is completed. Federated and Citigroup also have agreed to work together on various marketing initiatives designed to accelerate Federated's same-store sales gains, as well as on initiatives to further enhance credit growth and profitability, particularly as it relates to the co-branded Visa portfolio.

      Federated's Financial, Administrative and Credit Services (FACS) division, headquartered in suburban Cincinnati, will continue to manage key customer service functions, and no job losses are expected as a result of the transactions. No changes are planned to Federated's credit card or loyalty reward programs, and customers should continue to use their cards in the same manner as they do today.

      "We are very excited to be joining forces with a leader in the credit card business through this new alliance with Citigroup," said Terry J. Lundgren, Federated's chairman, president and chief executive officer. "We are exceptionally proud of the credit operation at FACS and pleased with the value that has been created in this business as a result of those efforts. We now look forward to working together with Citigroup to continue to enhance our relationship with our very best customers, while also building on our success in the credit business by capitalizing on Citigroup's great expertise and commitment to the credit business."

      Marge Magner, chairman and chief executive officer of Citigroup's Global Consumer Group, said: "With nearly 140 million accounts worldwide, Citigroup is a global leader in credit cards. This relationship is part of our continuing effort to leverage our core strengths in partner alliances in the credit card market. We look forward to applying out innovative, world-class capabilities to help assure the ongoing success of the Federated and May retail partner programs and drive sustainable growth within our business."

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      The initial closing, which includes Federated's owned proprietary and Visa receivables (totaling $3.2 billion at the end of fiscal 2004), is subject to regulatory approvals and other customary closing conditions, and is expected to occur by early in Federated's fiscal third quarter. Federated expects to receive approximately $2.3 billion in after-tax proceeds after paying $1.2 billion of outstanding asset-backed securities.

      A portion of the receivables generated by Federated's retail operations currently is owned by General Electric Capital Corporation (GECC). The GECC portfolio, with $1.2 billion in receivables at the end of Federated's fiscal 2004, is expected to be transferred to Citigroup in late April of 2006. At that time, Federated will repurchase the portfolio from GECC and sell it to Citigroup on the same terms as the initial Federated portfolio sale.

      Following a successful conclusion of Federated's pending acquisition of The May Department Stores Company, which is expected to be finalized in the third quarter of this fiscal year, Federated anticipates that within 12 months following the May closing it will sell the May credit portfolio, which included $2.2 billion in receivables at yearend 2004, to Citigroup on essentially the same terms as the initial Federated portfolio sale.

      The company anticipates using the proceeds from these transactions either to fund the May Co. acquisition or to repay acquisition-related debt, depending on the timing of the closings. Upon elimination of this debt, cash flow from the transactions may be used to repurchase Federated stock.

      Assessing the benefits for Federated, Karen Hoguet, Federated's executive vice president and chief financial officer, noted that these transactions "convert our receivables to cash, with a premium, and allow us to continue to participate in the ongoing growth and profitability of our credit business. On a pro-forma basis, had this partnership been in place in 2004 and were the May merger completed, these transactions would have been accretive to earnings and at the same time our balance sheet would have been materially strengthened."

      Federated was advised in the transactions by Credit Suisse First Boston LLC, First Annapolis Consulting, Inc. and Simpson Thacher & Bartlett LLP. Jones Day and Sidley Austin Brown & Wood LLP also provided assistance on the transactions.

Safe Harbor

      This document contains statements about expected future events that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, Federated's expectations regarding the anticipated closings of the various credit portfolio transactions and Federated's acquisition of The May Department Stores Company, statements about the benefits of the credit portfolio sales and the marketing initiatives, including future financial and operating results, the company's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in the forward-looking statements contained in this document because of a variety of factors, including the conditions to closing of the proposed transactions contained in the transaction agreements, a significant change in the timing of, or the imposition of any government conditions or legal impediments to, the closing of the proposed transactions. Additional factors that may affect the future results of Federated are set forth in its filings with the SEC, which are available at www.fds.com.

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      Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.6 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and Bloomingdale's By Mail.

      (NOTE: A call with analysts will be held at 2 p.m. today. The webcast can be accessed through www.fds.com or by calling 866-332-6114. Pre-registration for the webcast is requested. Federated also issued a press release today on sales for the month of May. This release, along with past releases and other information on Federated, is available at www.fds.com/pressroom.)